Exhibit 5.2

December 22, 2011

Xerium Technologies, Inc.

8537 Six Forks Road, Suite 300

Raleigh, North Carolina 27615

And

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601

Re:	Xerium Technologies, Inc./Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special New York counsel to Xerium Technologies, Inc., a Delaware corporation (the “Company”), and to the direct and indirect subsidiaries of the Company listed on Schedule I hereto (each a “Guarantor” and collectively the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company and the Guarantors on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed registration, issuance and exchange (the “Exchange Offer”) of up to $240,000,000 aggregate principal amount of the Company’s 8.875% Senior Notes due 2018 (the “Exchange Notes”) for a like principal amount of the Company’s 8.875% Senior Notes due 2018 outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued by the Company and guaranteed (such guarantees, collectively, the “Guarantees”) pursuant to the Indenture, dated as of May 26, 2011 (the “Indenture”), among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have examined the following documents (the “Documents”):

i.	executed counterparts of the Indenture;

ii.	drafts of the Exchange Notes.

Additionally, we have made such investigations of law as we have deemed appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. We have also assumed that all corporate or limited liability company authorizations, approvals or consents of the Company and each Guarantor to make and perform the Documents to which each of them is a party have been obtained and are in effect.

In rendering the opinions expressed below, we have also assumed that:

a.	all documents submitted to us as originals are authentic, true and complete;

b.	all documents submitted to us as copies or by facsimile are true and complete copies of, and conform to, the originals thereof, and the originals of all documents submitted as copies or by facsimile are authentic, and the draft Exchange Notes reviewed by us conform to the final execution versions thereof;

c.	as to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company and Guarantors contained in the Documents;

d.	all signatures on all documents reviewed or examined by us are genuine;

e.	each natural person signing any document reviewed or examined by us had the legal capacity to do so and to perform his or her obligations thereunder;

f.	all signatories to the Documents have been duly authorized;

g.	the Documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Company and each Guarantor) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

h.	all of the parties to the Documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the Documents; and

i.	prior to the commencement of the Exchange Offer, the Registration Statement will have become effective under the Securities Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended.

The legal opinion issued by the firm of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. as of the date hereof addresses the aforementioned assumptions as to the existence, good standing and capacity of the Company and each Guarantor, and as to the due authorization, execution and delivery of the Documents by the Company and each Guarantor to the extent party thereto.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

(a)	when the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the Indenture, and issued and delivered against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, each Exchange Note will be the valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing; and

(b)	when the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the Indenture, and issued and delivered against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, each Guarantee will be the valid and binding obligation of the Guarantor party thereto, enforceable against the Guarantor, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

We express no opinion as to:

(a)	the enforceability of any provisions of the Documents as to the subject-matter jurisdiction of any Federal or state court to adjudicate any controversy relating to or arising from the Documents;

(b)	whether any provision of the Documents constitutes either an effective waiver of the right to assert an objection of forum non conveniens, an effective waiver of the right to object to improper venue, an effective waiver of the right to object to the method of service of process or an effective waiver of the right to trial by jury or an enforceable consent to subject matter and personal jurisdiction in any Federal court;

(c)	the enforceability of any provision providing for the right to injunctive relief without a showing of irreparable harm or injury;

(d)	the enforceability of any provision purporting to shorten any statute of limitations or waiving in advance any defense with respect to any statute of limitations;

(e)	the enforceability of any provision requiring the payment of attorneys’ fees and expenses in an amount in excess of reasonable attorneys fees and expenses actually incurred; and

(f)	the perfection of any security interest or other lien and the priority of any security interest or other lien created by any of the Documents.

This opinion letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We disclaim any obligation to notify you or any other person after the date of this letter if any change in fact or law should result in a change as to our opinion with respect to any matter set forth herein.

Our opinion is based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a lawyer who is a member of the bar of the State of New York exercising customary professional due diligence would reasonably recognize as being applicable to the type of transactions contemplated by the Documents. The opinions set forth above are based solely upon the internal substantive laws and regulations of the State of New York and the United States of America in effect on the date hereof (without reference to conflict of laws). Nothing herein shall be construed to be an opinion as to the applicability or effect of the laws of any jurisdiction other than New York and the United States of America. Notwithstanding the foregoing, we have not been requested to provide, and we are not hereby providing any opinion with regard to federal or state banking laws or regulations or to federal or state securities laws and regulations thereunder in order to determine whether the Company and the Guarantors are in compliance with such laws or regulations. No opinion is expressed as to the laws of any other jurisdiction or the effect which the laws of any other jurisdiction might have on the subject matter of the opinions expressed herein under conflict of laws principles or otherwise.

This opinion is not to be furnished to, in whole or in part, any other person or entity whatsoever without our prior written consent, except that we consent to the inclusion of our opinion as an exhibit to the Registration Statement in accordance with footnote 21 to Staff Legal Bulletin No. 19 (CF) issued on October 14, 2011. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K and we expressly disclaim that we have prepared or certified an opinion for purposes of Item 509(b) of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

Schedule I

Guarantors

Name of Guarantor	Jurisdiction of Incorporation
XTI LLC	Delaware
Xerium III (US) Limited	Delaware
Xerium IV (US) Limited	Delaware
Xerium V (US) Limited	Delaware
Huyck Licensco Inc.	Delaware
Stowe Woodward Licensco LLC	Delaware
Stowe Woodward LLC	Delaware
Wangner Itelpa I LLC	Delaware
Wangner Itelpa II LLC	Delaware
Xerium Asia, LLC	Delaware
Weavexx, LLC	Delaware
Robec Brazil LLC	Delaware

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